Exhibit 99.1

Playa Hotels & Resorts N.V. Announces Successful Completion to Warrant Exchange Offer

FAIRFAX, Va., June 20, 2017 – Playa Hotels & Resorts N.V. (NASDAQ: PLYA) (the “Company”) today announced the successful completion of its previously announced warrant exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to certain of its outstanding Warrants (as defined below). The offering period and related Consent Solicitation expired at 11:59 p.m. Eastern Daylight Time on June 19, 2017.

Under the terms of the Offer, each holder of the Company’s warrants to purchase one-third of one ordinary share for a purchase price of one-third of $11.50, subject to adjustments (the “Warrants”), had the opportunity to receive 0.1 ordinary shares of the Company for each Warrant tendered by the holder and exchanged pursuant to the Offer. As of the expiration of the Offer on June 19, 2017 at 11:59 p.m. Eastern Daylight Time, 65,933,459 outstanding Warrants (including 880,447 through guaranteed delivery), or approximately 98.4081% of the outstanding Warrants, were properly tendered and not withdrawn in the Offer. All such properly tendered warrants have been accepted by the Company and will be exchanged for the Company’s ordinary shares on or about June 23, 2017. “The warrant exchange is a key event for Playa, as it both simplifies our capital structure and provides holders a more liquid security,” Playa Chairman and CEO Bruce Wardinski said.

In addition, pursuant to the Consent Solicitation, the Company received the approval of approximately 98.4081% of the outstanding Warrants to amend the warrant agreement relating to the Warrants, which exceeds the minimum 65% vote required to amend the warrant agreement. The amendment to the warrant agreement provides the Company with the right to require the holders of Warrants not tendered in the Offer to exchange their Warrants for ordinary shares of the Company at an exchange ratio of 0.09 ordinary shares for each Warrant. The Company plans to exercise such right and exchange any remaining outstanding Warrants at an exchange ratio of 0.09 ordinary shares for each Warrant. This exchange is expected to take place on July 17, 2017.

Playa Hotels & Resorts N.V. (Playa) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,142-rooms) located in Mexico, the Dominican Republic and Jamaica. Playa owns and manages Hyatt Zilara and Hyatt Ziva Cancun, Hyatt Zilara Rose Hall and Hyatt Ziva Rose Hall in Jamaica, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. The Company also owns and operates three resorts under Playa’s brands, THE Royal and Gran Resorts, as well as five resorts in Mexico and the Dominican Republic that are managed by a third party.

Forward looking statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed with the SEC on June 6, 2017, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Ryan Hymel

Playa Hotels & Resorts

IR@playaresorts.com